Exhibit 4
EXHIBIT 4
WAIVER OF RIGHTS AND NOTICES

WAIVER OF RIGHTS AND NOTICE
October 22, 2010
Anacor Pharmaceuticals, Inc.
c/o Cooley llp
3175 Hanover Street
Palo Alto, CA 94303
Attn: Debbie Wilkins
Ladies and Gentlemen:
The undersigned stockholder of Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is a party to that certain Amended and Restated Investors’ Rights Agreement, dated December 24, 2008, as amended on July 22, 2010 (the “Rights Agreement”). Pursuant to Section 1.3 of the Rights Agreement, the undersigned has the right to be notified of a proposed underwritten public offering of the Company’s Common Stock and, under certain circumstances, to include in such public offering certain Registrable Securities (as defined in Section 1.1 of the Rights Agreement).
The undersigned understands that the Company is considering the sale of its Common Stock to the public through a firm commitment underwritten initial public offering under the Securities Act of 1933, as amended (the “IPO”), pursuant to a registration statement on Form S-1, as may be amended from time to time (the “Registration Statement)”.
The undersigned desires to facilitate a successful IPO and hereby waives, on behalf of itself and all other Investors, (i) any rights it may have to notice regarding the IPO or the Registration Statement, under the Rights Agreement or otherwise, including without limitation any such notice rights granted under Sections 1.3 of the Rights Agreement, as may be amended from time to time, (ii) any registration rights it may have in connection with the IPO or the Registration Statement, including without limitation any right to include any Registrable Securities in the Registration Statement pursuant to the Rights Agreement, as may be amended from time to time, and (iii) unless the Company shall have provided written notice to the Holders (as defined in the Rights Agreement) that it is abandoning the IPO, any right to request registration of any Registrable Securities pursuant to Section 1.2 of the Rights Agreement until the earlier of June 10, 2011 or six (6) months after the effective date of the first registration statement for a public offering of securities of the Company. The undersigned stockholder understands that the Company will proceed with the IPO in reliance on this Waiver.
The undersigned understands and acknowledges that pursuant to Section 3.4 of the Rights Agreement, the rights of all holders of Registrable Securities to include such Registrable Securities in the IPO may be waived with the written consent of the Company and the holders of at least seventy percent (70%) of the then-outstanding Registrable Securities. The undersigned further acknowledges that this Waiver shall apply only with respect to the Registration Statement and the IPO and shall not have any other effect upon the undersigned’s rights under the Rights Agreement.
All capitalized terms not defined herein shall have the respective meanings assigned to them in the Rights Agreement.

In Witness Whereof, the undersigned has executed this Waiver of Rights and Notice effective as of this 22nd day of October, 2010.

Stockholder
GLAXOSMITHKLINE LLC
(Name of Stockholder — Please Print)
/s/ William J. Mosher
(Signature)
William J. Mosher
(Name of Signatory if Stockholder is an entity — Please Print)
Vice President and Secretary
(Title of Signatory if Stockholder is an entity — Please Print)

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Waiver of Rights and Notice